Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

Legg Mason Partners Variable Portfolios III, Inc.:

We consent to the use of our report, incorporated herein by reference, dated December 27, 2006, for Legg Mason Partners Variable Large Cap Value Portfolio (formerly Smith Barney Large Cap Value Portfolio), Legg Mason Partners Variable Large Cap Growth Portfolio (formerly Smith Barney Large Capitalization Growth Portfolio), Legg Mason Partners Variable Mid Cap Core Portfolio (formerly Smith Barney Mid Cap Core Portfolio), Legg Mason Partners Variable Aggressive Growth Portfolio (formerly Smith Barney Aggressive Growth Portfolio), Legg Mason Partners Variable International All Cap Growth Portfolio (formerly Smith Barney International All Cap Growth Portfolio), Legg Mason Partners Variable Money Market Portfolio (formerly Smith Barney Money Market Portfolio), Legg Mason Partners Variable Social Awareness Stock Portfolio (formerly Social Awareness Stock Portfolio), Legg Mason Partners Variable High Income Portfolio (formerly Smith Barney High Income Portfolio), Legg Mason Partners Variable Adjustable Rate Income Portfolio (formerly SB Adjustable Rate Income Portfolio), each a series of Legg Mason Partners Variable Portfolios III, Inc. (formerly Travelers Series Fund Inc.), as of October 31, 2006 and to the references to our firm under the headings “Financial highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

February 26, 2007